Exhibit 99.1

Rogers Corporation Reports All Time Record Quarterly Sales for the First Quarter of 2011

ROGERS, Conn.--(BUSINESS WIRE)--May 2, 2011--Rogers Corporation (NYSE:ROG) announced today all time record quarterly sales of $136.1 million for the first quarter of 2011 and earnings of $0.57 per diluted share, which includes approximately $0.06 per diluted share of additional one-time costs related to the Curamik acquisition. Revenue and earnings exceeded the Company’s first quarter guidance announced on February 17, 2011 of $123 - $127 million of revenue and earnings of $0.49 - $0.53 per diluted share. First quarter 2010 revenues were $83.9 million with earnings of $0.43 per diluted share.

On January 4, 2011 Rogers announced that it had closed the transaction to acquire Curamik Electronics GmbH, a manufacturer of power electronic substrate products headquartered in Eschenbach, Germany. The Company determined this acquisition necessitated a realignment of its segment reporting structure to better align the Company’s external reporting with the way management currently views and operates its business. The new structure consists of its Core Strategic businesses - High Performance Foams (HPF), Printed Circuit Materials (PCM), and the new Power Electronics Solutions (PES), which combines three operating segments, Power Distribution Systems (PDS), Thermal Management Systems (TMS), a start-up venture, and the newly acquired Curamik Electronic Solutions (CES). The Company’s remaining operating segments will be aggregated in the "Other" reportable segment.

Power Electronics Solutions

Curamik Electronic Solutions reported all time record sales for the first quarter of 2011 of $32.9 million. Curamik sales in the first quarter exceeded our earlier expectations as volumes benefited from strong demand for structured ceramic substrates used for IGBT (Insulated Gate Bipolar Transistor) modules in energy efficient motor drives, wind and solar power generation, and HEV/EV applications. Also, Power Distribution Systems reported all time record sales of $12.4 million for the first quarter of 2011 as compared to $9.1 million in sales in the first quarter 2010, an increase of 36%. This increase was driven by continued high demand for PDS products in mass transit applications, particularly in Asia.

Printed Circuit Materials

Sales of Printed Circuit Materials totaled $42.9 million for the first quarter 2011, an increase of 24% from the $34.6 million reported in the first quarter of 2010. Sales were bolstered by increased demand for high frequency circuit materials for applications in the wireless infrastructure market, primarily due to the expansion of 3G and 4G systems globally, necessitated by the proliferation of smartphones and tablets. Also, there was significant demand for printed circuit material products into the automotive market for radar sensors for safety applications.

High Performance Foams

For the first quarter 2011, High Performance Foams had all time record first quarter sales of $39.1 million, an increase of 23% compared to first quarter 2010 sales of $31.8 million. The Company saw a solid increase in demand for the Company's unique cushioning, sealing and energy absorbing solutions across all markets. Bright spots included significantly higher demand for the Company's newest foam materials in large-display mobile internet devices and impact management materials for sports and protective equipment. Demand for the Company's specialized solutions for Clean Technology applications such as solar panels, power electronics, and hybrid vehicles also advanced during the quarter.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures had quarterly sales totaling $18.0 million compared to the $20.3 million sold in the first quarter of 2010. These joint venture sales were down 11.3% compared to the year ago quarter on softer demand in the game console market.

Operational Highlights

Rogers’ balance sheet ended the first quarter of 2011 with cash and short-term investments of $66.1 million and long-term auction rate securities of $37.3 million at par value. Long-term debt was $145 million at the end of the first quarter of 2011. Capital expenditures were approximately $4.1 million for the first quarter 2011 and are expected to total approximately $25 million for the year.

The Company reported a gross margin of 31% for the first quarter of 2011. First quarter gross margins include one-time capacity and acquisition costs, without which the gross margins would have been approximately 33%. The Company’s gross margin was 36.1% for the first quarter of 2010.

The Company’s first quarter effective tax rate was 26.3%. The Company believes its annual effective tax rate will be approximately 25% for 2011.

Robert D. Wachob, Rogers’ President and CEO commented; “Record sales, as well as earnings which exceeded guidance, were just two of our many accomplishments in the first quarter of 2011. We are now building products for several prototype orders at our new PDS operation in Arizona. We completed our acquisition of Curamik, which has performed above expectations during the quarter. Due to the strong demand for Curamik’s products, we have completed our first capacity expansion at the facility and have begun a new project to further expand capacity in the second half of 2011. We made substantial progress at our PCM manufacturing facility in Suzhou, China, which we believe will start commercial shipments by the end of the second quarter of 2011. The PCM custom product expansion in Arizona is now concluded and the sale of a building in Suzhou has been finalized. We had some down side in the quarter, most notably in the PCM business which has experienced significant cost increases related to copper and PTFE (Polytetrafluroethylene) material prices this year. To address these increases, prices were adjusted in the first quarter of 2011 and we expect to see some benefit toward the end of the second quarter of 2011. The price increase did cause some forward buying by our customers, which benefited first quarter of 2011 sales. Lastly, so far we have not experienced any major effects on our business from the tragic earthquake and tsunami in Japan, but we remain cautious. We enter the second quarter of 2011 with more uncertainty than usual. My current expectation is for sales between $134 million and $140 million with earnings of $0.62 to $0.71 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 179 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid-electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to projections of financial results and planned operational enhancements for the first quarter 2011 that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, general economic conditions, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays or problems in completing our planned operational enhancements to various facilities, uncertainty arising from the natural disaster in Japan, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 2, 2011 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and May 3, 2011 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss first quarter results will be held on Tuesday, May 3, 2011 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, May 10, 2011. The passcode for the audio replay is 61359474.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2011	March 31, 2010
Net sales	$136,059	$83,936
Cost of sales	93,948	53,677
Gross margin	42,111	30,259

Selling and administrative expenses	24,499	20,974
Research and development	6,021	3,543
Operating income	11,591	5,742

Equity income in unconsolidated joint ventures	1,428	2,218
Other income, net	1,351	795
Net impairment gain (loss)	2	(38)
Interest income (expense), net	(1,579)	107
Income before income taxes	12,793	8,824

Income tax expense	3,359	1,970
Net income	$9,434	$6,854

Net income per share:
Basic	$0.59	$0.43
Diluted	$0.57	$0.43

Shares used in computing:
Basic	15,893,475	15,768,697
Diluted	16,528,710	15,896,518

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$66,135	$80,135
Short term investments	-	186
Accounts receivable, net	86,889	61,995
Accounts receivable from joint ventures	2,154	1,338
Accounts receivable, other	1,967	3,773
Taxes receivable	245	1,706
Inventories	64,860	47,574
Prepaid income taxes	2,660	1,938
Deferred income taxes	1,604	1,492
Asbestos related insurance receivables	8,563	8,563
Assets held for sale	1,841	5,841
Other current assets	10,829	7,042
Total current assets	247,747	221,583

Property, plant and equipment, net	155,934	120,087
Investments in unconsolidated joint ventures	23,875	25,452
Deferred income taxes	15,696	17,120
Goodwill and other intangibles	182,603	35,984
Asbestos related insurance receivables	20,733	20,733
Long-term marketable securities	33,575	33,592
Investments, other	5,000	5,000
Other long term assets	7,880	5,323
Total assets	$693,043	$484,874

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,711	$16,296
Accrued employee benefits and compensation	24,109	26,692
Accrued income taxes payable	3,018	1,528
Current portion of lease obligation	1,746	-
Asbestos related liabilities	8,563	8,563
Other current liabilities	11,380	12,362
Total current liabilities	71,527	65,441

Long term debt	145,000	-
Long term lease obligation	9,096	-
Pension liability	31,980	31,980
Retiree health care and life insurance benefits	8,144	8,144
Asbestos related liabilities	21,159	21,159
Non-current income tax	17,908	15,339
Deferred income taxes	25,286	8,745
Other long term liabilities	3,557	3,534
Shareholders’ equity	359,386	330,532
Total liabilities and shareholders’ equity	$693,043	$484,874

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com